UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  09/24/2009

R. R. DONNELLEY & SONS COMPANY
(Exact name of registrant as specified in its charter)

Commission File Number:  1-4694

DE	361004130
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

111 S. Wacker Dr., Chicago, IL 60606
(Address of principal executive offices, including zip code)

312-326-8000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.    Costs Associated with Exit or Disposal Activities

On September 24, 2009, R. R. Donnelley & Sons Company (the "Company") entered into a termination agreement (the "Termination Agreement") with a significant customer pursuant to which the parties agreed to end their contractual relationship allowing the Company to exit from certain unprofitable operations.

Pursuant to the Termination Agreement, the Company will incur certain costs associated with exit or disposal activities. The estimated pre-tax charges associated with the Termination Agreement total approximately $123 million to $130 million. These charges include cash charges relating to a termination payment of approximately $122 million to the customer and severance costs and other charges of approximately $1.0 million to $8.0 million. The termination payment will be paid to the customer as follows: (1) $22 million will be paid in the third quarter of 2009; (2) approximately $42 million to $45 million will be paid into escrow for the benefit of the customer in the fourth quarter of 2009 and paid to the customer in the first quarter of 2011; and (3) the remaining payment will be made in the first quarter of 2010. Interest on the amount paid into escrow shall accrue to the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

R. R. DONNELLEY & SONS COMPANY

Date: September 25, 2009	By:	/s/ Miles W. McHugh
Miles W. McHugh
Executive Vice President and Chief Financial Officer